Exhibit 10.1

STANDBY PURCHASE AGREEMENT

This STANDBY PURCHASE AGREEMENT (together with the schedules and exhibits hereto, this “Agreement”), dated as of May 21, 2012, is entered into by and among Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), and the undersigned investors (each, a “Standby Purchaser,” and collectively, the “Standby Purchasers”).

WITNESSETH:

WHEREAS, the Company proposes to conduct a capital raise of between $80 million and $95 million comprised of (1) a private placement to the Standby Purchasers of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a subscription price of $0.70 per share (the “Subscription Price”), for an aggregate amount of $50 million (the “Private Placement Shares”) to close (the “First Closing”) as soon as possible following receipt of all necessary shareholder and regulatory approvals (individually, and except where the context otherwise requires, collectively, with the Standby Offering, the “Private Placement”) and (2) after completion of the sale of the Private Placement Shares, a rights offering pursuant to the terms set forth in these recitals in which the Other Shareholders (as defined herein) may participate of up to $45 million (“Rights Offering”) made pursuant to a registration statement filed with the U.S. Securities and Exchange Commission; and

WHEREAS, the Rights Offering shall be made to holders of the Company’s Common Stock of record as of the close of business on May 31, 2012 (the “Record Date”), by means of non-transferable rights (the “Rights”) to subscribe for and purchase additional shares of Common Stock (the “New Shares”) at the Subscription Price; and

WHEREAS, pursuant to the Rights Offering, the Company will distribute to each of its shareholders of record as of the Record Date, at no charge, one Right for each share of Common Stock held by such shareholder as of the Record Date, and each Right will entitle the holder thereof to purchase (1) 1.8600 New Shares (with fractional shares rounded down to the nearest whole share and the aggregate Subscription Price adjusted accordingly) at the Subscription Price (the “Basic Subscription Right”) and (2) in order to provide the Other Shareholders (as defined herein) with the opportunity to purchase their respective pro rata amount of shares in the Stock Offerings (as defined herein), to the extent such shareholder has exercised all of its Basic Subscription Rights, 2.0667 additional New Shares (with fractional shares rounded down to the nearest whole share and the aggregate Subscription Price adjusted accordingly) at the Subscription Price (the “Additional Subscription Right”); and

WHEREAS, in addition to their respective purchases of the Private Placement Shares, the Standby Purchasers, hereby agree, pursuant to this Agreement, separately and not jointly, that in lieu of exercising any Rights distributed to such Persons pursuant to the Rights Offering, to acquire from the Company a number of additional shares of Common Stock equal to the Final Closing Commitment Amount (as defined below) (such number of shares to be acquired from the Company, the “Standby Shares,” and, together with the Private Placement Shares, the “Securities”), at a price equal to the Subscription Price (the “Standby Offering” and, together with the Private Placement and the Rights Offering, the “Stock Offerings”);

WHEREAS, in no event will the Company be permitted to issue to any Standby Purchaser nor will any Standby Purchaser be permitted to purchase from the Company a number of shares that would result in such Standby Purchaser (i) in the case of all Standby Purchasers other than CapGen Capital Group VI LP (“CapGen”), owning a number of shares of Common Stock in excess of 24.9% of the outstanding shares of Common Stock after giving effect to the Stock Offerings or (ii) in the case of all Standby Purchasers, exceeding ownership limitations or being inconsistent with the terms and conditions imposed by any state or federal bank regulatory authority or this Agreement (clauses (i) and (ii), collectively, the “Share Limitations”); and

WHEREAS, in connection with the Standby Purchasers’ agreement to purchase, severally and not jointly, Securities and satisfy their respective other obligations as set forth in this Agreement, the Company has agreed to pay each of the Standby Purchasers (or a designee of such Standby Purchaser) a cash payment of one million dollars ($1,000,000), payable at the First Closing to each Standby Purchaser or its designee (the “Commitment Payment”); and

WHEREAS, in connection with their participation in the Stock Offerings, each of the Standby Purchasers will, or will cause their respective Affiliates holding Warrants, at the First Closing, to surrender their respective Warrants to purchase shares of Common Stock of the Company, initially dated September 30, 2010 (each, a “Warrant”), to the Company for cancellation; and

WHEREAS, the Company will promptly call a special meeting of stockholders (the “Special Meeting”) for the purpose of approving (i) the Stock Offerings and all other transactions contemplated by this Agreement, to the extent required by NASDAQ Stock Market rules and (ii)  the Charter Amendment (as defined herein);

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Certain Other Definitions.  The following terms used herein shall have the meanings set forth below:

“Action” shall mean any threatened, claim, action, suit, arbitration, complaint, charge or investigation or proceeding.

“Additional Subscription Right” shall have the meaning set forth in the recitals hereof.

“Affiliate” shall mean an affiliate (as defined in Rule 12b-2 under the Exchange Act); provided, however, that (i) for purposes of Section 9 hereof, no entity shall be deemed an Affiliate of a Standby Purchaser unless the Standby Purchaser or any of its affiliates exercises investment authority, including without limitation, with respect to voting and dispositive rights with respect to such entity and (ii) no portfolio company of any Standby Purchaser shall be deemed to be an Affiliate of such Standby Purchaser.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Anchorage” shall have the meaning set forth on Schedule I hereto.

“Basic Subscription Right” shall have the meaning set forth in the recitals hereof.

“BHC Act” shall have the meaning set forth in Section 7(d) hereof.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are generally closed in the Commonwealth of Virginia.

“CapGen” shall have the meaning set forth in the recitals hereof.

“Carlyle” shall have the meaning set forth on Schedule I hereto.

“CBCA” shall have the meaning set forth in Section 5(c) hereof.

“Charter Amendment” shall mean the amendment to the Company’s Articles of Incorporation set forth in Schedule II hereto.

 “Closing” shall have the meaning set forth in Section 2(b) hereof.

“Closing Date” with respect to a particular Closing shall mean the date of such Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the United States Securities and Exchange Commission, or any successor agency thereto.

“Commitment Payment” shall have the meaning set forth in the recitals hereof.

 “Common Stock” shall have the meaning set forth in the recitals hereof.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Account” shall have the meaning set forth in Section 6(c) hereof.

“Company Deductible” shall have the meaning set forth in Section 9(b)(ii) hereof.

“Escrow Agent” shall have the meaning set forth in Section 3 hereof.

“Escrow Agreement” shall have the meaning set forth in Section 3 hereof.

“Escrow Fund” shall have the meaning set forth in Section 3 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System, or its delegee.

“Final Closing” shall have the meaning set forth in Section 7(e) hereof.

“Final Closing Commitment Amount” shall have the meaning set forth on Schedule I hereto.

“First Closing” shall have the meaning set forth in the recitals hereof.

“First Closing Commitment Amount” shall have the meaning set forth on Schedule I hereto.

 “GAAP” shall mean United States generally accepted accounting principles and practices as in effect from time to time.

“Governmental Consent” shall mean any notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or the expiration or termination of any statutory waiting periods, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”);

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Indemnified Party” shall have the meaning set forth in Section 9(c)(i) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 9(c)(i) hereof.

“Investment Agreement” shall mean that certain investment and/or securities purchase agreement, by and between each Standby Purchaser (or an affiliate of a Standby Purchaser, as the case may be) and the Company, dated as of August 11, 2010.

“Law” shall mean any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity.

“Losses” means any and all losses, damages, reasonable costs, reasonable expenses (including reasonable attorneys’ fees and disbursements), liabilities, settlement payments, awards, judgments, fines, obligations, claims, and deficiencies of any kind, excluding exemplary and punitive damages.

“Material Adverse Effect” shall mean, with respect to any entity, any circumstance, event, change, development or effect that, individually or in the aggregate, would reasonably be expected to (i) result in a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impair the ability such entity to perform its or their obligations under this Agreement to consummate any Closing or any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from (A) actions or omissions of the entity or any subsidiary expressly required by the terms of this Agreement; (B) changes, after the date hereof, in general economic conditions in the United States, including financial market volatility or downturn, (C) changes, after the date hereof, affecting generally the industries or markets in which the entity operates, (D) acts of war, sabotage or terrorism, military actions or the escalation thereof, or outbreak of disease, (E) any changes, after the date hereof, in applicable Laws or accounting rules or principles, including changes in GAAP, (F) the announcement or pendency of the transactions contemplated by this Agreement or (G) with respect to the Company, any failure by the Company or any subsidiaries to meet any internal projections or forecasts with regard to the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and the subsidiaries, taken as a whole (it being understood and agreed, for the avoidance of doubt, that the underlying cause for such failure shall not be so excluded pursuant to this clause (G) and may be considered in determining whether a Material Adverse Effect shall have occurred or would reasonably be expected to occur); provided further, however, that any circumstance, event, change, development or effect referred to in clauses (B), (C), (D) or (E) above shall be taken into account in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur to the extent that such circumstance, event, change, development or effect has a disproportionate effect on the Company compared to other participants in the industries or markets in which the Company operates.

“New Shares” shall have the meaning set forth in the recitals hereof.

“Non-Disclosure Agreement” shall have the meaning set forth in Section 15 hereof.

“Other Shareholders” shall have the meaning set forth on Schedule I hereto.

“Person” shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

“Private Placement” shall have the meaning set forth in the recitals hereof.

“Private Placement Shares” shall have the meaning set forth in the recitals hereof.

“Prospectus” shall mean the final Prospectus used at the time of first sale of Securities, including any information relating to the Rights Offering, including the Rights and the underlying shares of Common Stock that is filed with the Commission pursuant to Rule 424(b) and deemed by virtue of Rule 430A of the Securities Act to be part of such Registration Statement, each as amended, for use in connection with the issuance of the Rights and the Rights Offering.

“Proxy Statement” shall have the meaning set forth in Section 7(f) hereof.

“Record Date” shall have the meaning set forth in the recitals hereof.

“Registration Statement” shall mean the Company’s Registration Statement to be filed with the Commission, together with all exhibits and amendments thereto, pursuant to which the

Rights and the underlying shares of Common Stock shall be registered pursuant to the Securities Act, and any prospectus included therein and any prospectus supplements relating to the Rights Offering, the Rights and the underlying shares of Common Stock.

“Rights” shall have the meaning set forth in the recitals hereof.

“Rights Offering” shall have the meaning set forth in the recitals hereof.

“Rights Offering Expiration Date” shall mean thirty (30) days after the Rights are distributed, provided that the Company shall have the option to extend the Rights Offering in accordance with the terms hereof.

“SEC Reports” shall mean all reports, forms, statements and other documents (and all amendments and supplements thereto) required to be filed with the Commission pursuant to the Securities Act and the Exchange Act.

“Securities” shall have the meaning set forth in the recitals hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Share Limitations” shall have the meaning set forth in the recitals hereof.

“Special Meeting” shall have the meaning set forth in the recitals hereof.

“Standby Offering” shall have the meaning set forth in the recitals hereof.

“Standby Purchaser” shall have the meaning set forth in the recitals hereof.

“Standby Purchaser Deductible” shall have the meaning set forth in Section 9(a)(ii) hereof.

“Standby Purchaser Indemnified Parties” shall have the meaning set forth in Section 9(a)(i) hereof.

“Standby Shares” shall have the meaning set forth in the recitals hereof.

“Stockholder Proposals” shall have the meaning set forth in Section 7(f) hereof.

“Stock Offerings” shall have the meaning set forth in the recitals hereof.

“Subscription Price” shall have the meaning set forth in the recitals hereof.

“Third Party Claim” shall have the meaning set forth in Section 9(c)(i) hereof.

“Total Share Commitment Amount” shall mean, with respect to a Standby Purchaser, the sum of such Standby Purchaser’s First Closing Commitment Amount and such Standby Purchaser’s Final Closing Commitment Amount.

 “Warrant” shall have the meaning set forth in the recitals hereof.

2.           Purchase Commitments.

(a)           Subject to the immediately following sentence, the Standby Purchasers hereby agree to purchase, severally and not jointly, an aggregate amount of Securities, and the Company hereby agrees to sell an aggregate amount of Securities as set forth on Schedule I, in each case at the Subscription Price, which Securities shall be allocated among the Standby Purchasers, as set forth on Schedule I.  Notwithstanding the foregoing, in no event will the Company be permitted to issue to any Standby Purchaser nor will any Standby Purchaser be permitted to purchase from the Company, in each case pursuant to this Agreement, (x) any shares of Common Stock at any Closing unless each Standby Purchaser purchases an amount of shares of Common Stock equal to such Standby Purchaser’s First Closing Commitment Amount or Final Closing Commitment Amount, as applicable, and (y) a number of shares of Common Stock that would result in such Standby Purchaser owning a number of shares of Common Stock in excess of Share Limitations at any time after giving effect to any Stock Offering completed as of the time of determination.  Subject to consummation of the Private Placement, the purchase of Securities in the Standby Offering pursuant to this Agreement by the Standby Purchasers shall be deemed, solely for purposes of these Stock Offerings, to be a private placement in lieu of an exercise of the Standby Purchasers’ Basic Subscription Rights, and the Standby Purchasers agree, subject to consummation of the Private Placement and the Standby Offering, not to exercise such Basic Subscription Rights in the Rights Offering.

(b)           Subject to the satisfaction or waiver of the conditions set forth herein, the closings of the purchase and sale of Securities in the Private Placement and the Standby Offering (each, a “Closing”) shall each take place pursuant to the procedures set forth in Schedule I, at the offices of Williams Mullens, P.C. in Norfolk, Virginia or at such other time and place agreed to by the Company and each Standby Purchaser.

(c)           Payments for the Securities to be purchased by each Standby Purchaser, as detailed in Schedule I, shall be made to the Company by each Standby Purchaser against delivery by the Company of such Securities on the respective Closing Dates as further specified in Schedule I.

3.           Escrow.  The Standby Purchasers and the Company shall use commercially reasonable efforts to enter into an escrow agreement with SunTrust Bank, N.A. (the “Escrow Agent”) that is acceptable to each of them and on customary terms and conditions providing for the transactions contemplated by this Agreement (the “Escrow Agreement”). The Escrow Agreement will provide that (a) no later than 5:00 pm (Eastern Time) on the Business Day immediately preceding each Closing of the sale of Securities to Standby Purchasers, each Standby Purchaser shall deposit into escrow (the “Escrow Fund”) by wire transfer of immediately available funds the respective amounts as set forth in Schedule I  and (b) the Escrow Fund shall be disbursed to the Company subject to, and in accordance with, the terms as set forth in Schedule I.  Promptly following delivery of the executed Escrow Agreement each Standby Purchaser shall also deliver, or cause any Affiliate holding such Warrants to deliver, to the Escrow Agent its respective Warrant, which shall be held by the Escrow Agent until the First Closing.

4.           Representations and Warranties of the Company.  The Company represents and warrants to each of the Standby Purchasers as follows:

(a)           The Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b)           Authorization; Compliance with Other Instruments.

(i)           The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder (including the issuance of Securities).  Except for approval of the Stockholder Proposals, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby has been authorized by all necessary corporate action on the part of the Company and no further approval or authorization is required on the part of the Company or its stockholders.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each Standby Purchaser, will be, upon execution, the valid and binding obligations of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)           Neither the execution, delivery and performance by the Company of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the Company’s articles of incorporation or by-laws or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party or by which the Company may be bound, or to which the Company or any of the properties or assets of the Company may be subject, or (B) assuming the correctness of the representations and warranties of each Standby Purchaser, violate any Law applicable to the Company or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially adversely affect the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c)           As of the date hereof, the authorized capital of the Company consists of 1,000,000,000 shares of Common Stock, of which 34,561,146 shares of Common Stock are issued and outstanding and 1,918,902 shares of Common Stock are reserved for issuance upon exercise of warrants, options and restricted stock awards granted under the Company’s stock incentive plans, and no shares of preferred stock are issued or outstanding or reserved for issuance.  The issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive or similar rights.  All shares of capital stock of the Company’s subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company free and clear of all liens.

(d)           The issuance of the Securities and New Shares has been duly authorized and such Securities and New Shares, when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and not issued in violation of, and shall not be subject to, preemptive or similar rights.

(e)           No Consent.  No consent, approval, order or authorization of, or declaration, filing or notification with any Governmental Entity or any third party is required by or with respect to Company or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Company contemplated hereby, other than approval of the Stockholder Proposals.

(f)           SEC Reports.  The Company has filed all SEC Reports since September 30, 2010.  Such SEC Reports, including without limitation, all financial statements and schedules included therein, at the time filed, or in the case of any of the Company’s SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(g)           Registration Statement and Proxy Statement.  The Registration Statement, including the documents incorporated by reference therein, at the time it becomes effective and at the Closing Date of the Rights Offering (i) will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading and (ii) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The Proxy Statement will not, at the date of first mailing to the stockholders of the Company or at the time of the meeting of stockholders to be held in connection with the Stockholder Proposals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not misleading. As of each of the dates in the foregoing sentence, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(h)           Interim Events.  Since the filing by the Company of its Annual Report on Form 10-K on March 13, 2012, except as set forth in the SEC Reports,  there have not been any events, changes or occurrences that have had or would reasonably be expected to have a Material Adverse Effect.

(i)           [Reserved.]

(j)           Certain Registration Matters.  Assuming the accuracy of the representations and warranties of each Standby Purchaser contained in this Agreement, no registration under the Securities Act or applicable state law is required for the offer and sale of the Securities by the Company to each Standby Purchaser pursuant to this Agreement, and neither the Private Placement nor the Standby Offering will be integrated for purposes of the Securities Act with the Rights Offering or any other offering or sale of securities by the Company.

(k)           No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising.

(l)           No Broker’s Fee.  Except for fees to be paid to Sandler O’Neill & Partners, L.P. in connection with the Private Placement, the Company has not incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(m)           Absence of Agreements.  There are no agreements, understandings or arrangements with other standby purchasers relating to the Stock Offerings other than as set forth in this Agreement.

(n)           The transactions contemplated herein, including the issuance of the Securities and New Shares, will not cause an ownership change within the meaning of Section 382 of the Code.

5.           Representations and Warranties of the Standby Purchaser.  Each Standby Purchaser represents and warrants to the Company, severally and not jointly, as follows:

(a)           The Standby Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b)           Authorization; Compliance with Other Instruments.

(i)           The Standby Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by the Standby Purchaser and the consummation of the transactions contemplated hereby has been authorized by all necessary action on the part of the Standby Purchaser and no further approval or authorization is required on the part of the Standby Purchaser and its equityholders.  This Agreement has been duly and validly executed and delivered by the Standby Purchaser and, assuming due authorization, execution and delivery by the Company, will be, upon execution, the valid and binding obligations of the Standby Purchaser enforceable against the Standby Purchaser in accordance with its terms (except as enforcement may be limited by applicable insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)           Neither the execution, delivery and performance by the Standby Purchaser of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Standby Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens upon any of the properties or assets of the Standby Purchaser under any of the terms, conditions or provisions of (i) the Standby Purchaser’s articles of incorporation or by-laws, its certificate of limited partnership or partnership agreement or its similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Standby Purchaser is a party or by which the Standby Purchaser may be bound, or to which the Standby Purchaser or any of the properties or assets of the Standby Purchaser may be subject, or (B) assuming the correctness of the representations and warranties of the Company, violate any Law applicable to the Standby Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially adversely affect the Standby Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c)           Governmental Consents.  Assuming the correctness of the representations and warranties of the Company, no Governmental Consents are necessary to be obtained by the Standby Purchaser for the consummation of the transactions contemplated by this Agreement other than: (i) in the case of Carlyle and Anchorage, a statement by the Federal Reserve that it has no objection to the investments by such Standby Purchasers as such investments are described by the Standby Purchasers in notices filed by them under the Change in Bank Control Act of 1978, as amended (the “CBCA”) and (ii) in the case of CapGen, approval by the Federal Reserve of CapGen’s purchase of Company common stock under the BHC Act.

(d)           Brokers and Finders.  Neither the Standby Purchaser, nor its Affiliates nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Standby Purchaser in connection with this Agreement or the transactions contemplated hereby.

(e)           Financial Capability.  At each Closing, Standby Purchaser shall have available funds necessary to consummate its purchase of Securities at such Closing on the terms and conditions contemplated by this Agreement.

(f)           The Standby Purchaser is acquiring its Securities for its own account, with the intention of holding the Securities for investment and with no present intention of participating, directly or indirectly, in a distribution of the Securities.

(g)           The Standby Purchaser is familiar with the business in which the Company is engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase; it is fully aware of the problems and risks involved in making an investment of this type; and it is capable of evaluating the merits and risks of this investment.  The Standby Purchaser acknowledges that, prior to executing this Agreement, it has had the opportunity to receive information from the Company, and to ask questions of, and receive answers from, the Company, concerning such information and the financial and other affairs of the Company.

(h)           The Standby Purchaser is not an Affiliate (within the meaning of Rule 405 of the Securities Act) of any other Standby Purchaser, is not acting in concert and is not a member of a group (within the meaning of Section 13(d)(3) of the Exchange Act) with any other Standby Purchaser and has no current intention to act in the future in a manner that would make it a member of such a group.

(i)           The Standby Purchaser is an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act.

(j)           The Standby Purchaser did not become aware of the Stock Offerings through any general solicitation by the Company.

6.           Deliveries at Closing.  Subject to satisfaction or waiver of the conditions of this Agreement:

(a)           At each applicable Closing, the Company shall deliver to each Standby Purchaser a certificate or certificates or instruments representing the Securities issued to such Standby Purchaser pursuant to Section 2 hereof.

(b)           At the First Closing, the Company shall pay the Commitment Payment to each Standby Purchaser or its designee, in United States dollars by wire transfer of immediately available funds.

(c)           Subject to the terms of the Escrow Agreement, the Escrow Agent shall deliver concurrently with each applicable Closing (i) the Escrow Fund comprising the aggregate purchase price for the Securities issuable at such Closing by wire transfer of immediately available funds to the account provided to the Escrow Agent by the Company (which account number shall be provided by the Company at least one (1) Business Day prior to the Closing Date) (the “Company Account”); and (ii) with respect to the First Closing, the Warrants, which shall be delivered via overnight courier to the address of the Company set forth in Section 12 hereof and which shall be cancelled by the Company as provided in Section 7(i).

7.            Covenants.

(a)           Certain Acquisitions.  Between the date hereof and the Final Closing, each Standby Purchaser agrees that neither it nor its Affiliates shall acquire any shares of Common Stock in the open market or otherwise; provided, however, that the foregoing shall not restrict the acquisition of shares of Common Stock by a Standby Purchaser or its Affiliates from the Company pursuant to Section 2 of this Agreement.

(b)           Information.  Each Standby Purchaser agrees to furnish to the Company all information with respect to such Standby Purchaser that the Company may reasonably request and any such information furnished to the Company expressly for inclusion in the Prospectus by each Standby Purchaser shall not contain any untrue statement of material fact or omit to state a material fact required to be stated in the Prospectus or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Standby Purchaser shall only be responsible for information that such Standby Purchaser supplies to the Company with respect to itself and its Affiliates, if any, expressly for inclusion in the Prospectus.

(c)           Public Announcements.  Each of the parties hereto will reasonably cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated hereby, including any communications to the employees and customers of the Company and its Affiliates.  Without limiting the foregoing, except as otherwise permitted in the next sentence, no party hereto will make (and each party will use its best efforts to ensure that its Affiliates, representatives and agents (including, but not limited to, directors officers and employees) do not make) any such news release or public disclosure without first consulting with the other parties hereto and, in each case, also receiving each other party’s consent (which shall not be unreasonably withheld, conditioned or delayed).  In the event a party hereto is advised by its outside legal counsel that a particular disclosure is required by Law, such party shall be permitted to make such disclosure but shall be obligated to use its reasonable best efforts to consult with the other parties hereto (to the extent legally permissible) and take their comments into account with respect to the content of such disclosure before issuing such disclosure.  Notwithstanding the foregoing, in connection with the Special Meeting, the Company shall have the authority to prepare, file with the Commission, and disseminate a preliminary and definitive proxy statement and any related soliciting material, and in connection with the Rights Offering, to prepare, file with the Commission and disseminate a preliminary and final Prospectus, Rights Offering documentation and related materials and announcements, including issuer free-writing prospectuses.

(d)           Regulatory Filing.  If the Company or a Standby Purchaser determines a filing is or may be required under applicable Law in connection with the transactions contemplated hereunder, the Company and such Standby Purchaser shall cooperate and use commercially reasonable efforts to promptly prepare, file and pursue all necessary documentation, applications and/or filings that are necessary or advisable under applicable Law with respect to the transactions contemplated hereunder; provided that, notwithstanding anything to the contrary herein, no Standby Purchaser other than CapGen shall be required to make any filing or take any other action that such Standby Purchaser concludes in good faith would result in such Standby Purchaser or any of its Affiliates being deemed to be in control of the Company for purposes of the Bank Holding Company Act or 1956, as amended (the “BHC Act”), or any state law, or otherwise being regulated as a bank holding company within the meaning of the BHC Act or the Code of Virginia.

(e)           Additional Covenants of the Company.  Until the date of the closing of the Standby Offering (the “Final Closing”) or the earlier termination this Agreement, the Company covenants and agrees as follows:

(i)          To use commercially reasonable efforts to effectuate the Stock Offerings;

(ii)         Not to (x) offer, sell or issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company, except for (A) shares of Common Stock issuable upon exercise of the Company’s presently outstanding stock options, (B) new stock options and other awards granted to employees of the Company after the date hereof under the Company’s incentive plans as in effect as of the date hereof; and (C) pursuant to the Stock Offerings, or (y) offer, sell or issue any securities which would be integrated with any of the Stock Offerings;

(iii)        Not to authorize any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of Common Stock;

(iv)         Not to declare or pay any dividends on its Common Stock or repurchase any shares of Common Stock;

(v)          Not to materially amend any of the terms of the Rights Offering described above, or waive any material conditions to the Closing of the Rights Offering without the prior written consent of the Standby Purchasers; provided that without limitation, any amendment to the per share price or the subscription period (other than an extension of up to one month) shall be deemed to be a material amendment;

(vi)         Not to enter into additional agreements with (or amend the terms of this Agreement with respect to) any Standby Purchaser or their Affiliates or any other standby purchasers relating to the Stock Offerings unless the Company also offers to enter into such agreement or amendment with each Standby Purchaser;

(vii)        Subject to Section 7(g) below, file or furnish, as applicable, on a timely basis, all forms, statements, schedules, certifications, reports and documents required to be filed or furnished by it with the Commission pursuant to the Exchange Act or the Securities Act at any time up to and including the Final Closing; and

(viii)       To use reasonable best efforts to (A) cause the Securities to be approved for listing and quotation on the NASDAQ Stock Market and (B) ensure the Securities are not suspended from trading on the NASDAQ Stock Market by the Commission or the NASDAQ Stock Market.

(f)           Special Meeting.  The Company shall call the Special Meeting as promptly as practical following the date hereof to vote on proposals to approve (i) the sale and issuance of the Common Shares pursuant to this Agreement and all other transactions contemplated by this Agreement to the extent such approval is required pursuant to NASDAQ Rule 5635 and (ii) the Charter Amendment (the “Stockholder Proposals”). The Board shall recommend to the Company’s stockholders that such stockholders approve the Stockholder Proposals and shall take all other actions necessary to adopt such proposals if approved by the stockholders of the Company. In connection with the Special Meeting, the Company shall promptly prepare and file with the Commission a preliminary proxy statement, shall use its reasonable best efforts to solicit proxies for approval of the Stockholder Proposals and shall use its reasonable best efforts to respond to any comments of the Commission or its staff and to cause a definitive proxy statement related to such Special Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) to be mailed to the Company’s stockholders as promptly as practicable after clearance thereof by the Commission. The Company shall consult with the Standby Purchasers prior to mailing any proxy statement, or any amendment or supplement thereto, and provide each Standby Purchaser with reasonable opportunity to comment thereon.  The recommendation made by the Board of Directors described in this Section 7(f) shall be included in the proxy statement filed in connection with obtaining such stockholder approval. Upon approval and adoption of the stockholder proposal to approve the Charter Amendment, the Company shall promptly file the Charter Amendment with the Commonwealth of Virginia State Corporation Commission on the First Closing Date, such that the Charter Amendment shall be effective upon completion of the First Closing and through each subsequent Closing.

(g)           Registration Statement and Amendments.  The Company agrees that prior to filing the Registration Statement or making any amendment or supplement thereto or to Prospectus, the Company shall deliver a draft of such document to the Standby Purchasers and shall provide each Standby Purchaser with reasonable opportunity to comment thereon.

(h)           Notification.  The Company agrees to promptly notify each of the Standby Purchasers (i) of the filing (and effectiveness) of the Proxy Statement, the Registration Statement and any supplement or amendment to the Proxy Statement, the Registration Statement or Prospectus, (ii) of any request by the Commission for amendments or supplements to the Proxy Statement, the Registration Statement or the Prospectus or for any additional information regarding the Standby Purchasers, (iii) of the notification to the Company by the Commission of its initiation of any proceeding with respect to the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or (iv) of the occurrence of any event as a result of which the Proxy Statement, the Registration Statement or the Prospectus includes any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when such Registration Statement or Prospectus was delivered or when the Proxy Statement was first mailed to the stockholders of the Company, not misleading.

(i)           Cancellation of the Warrants.  Each of the Standby Purchasers hereby agrees and acknowledges that effective as of the First Closing and regardless of whether or when delivery of the Warrants is made to the Company or the Escrow Agent, effective as of the date of the First Closing, each Warrant shall be deemed to be cancelled automatically and without any further action by the Company or any other person and shall become null and void in all respects.

(j)           Agreement not to Exercise Certain Rights.  Each of the Standby Purchasers hereby acknowledges that it has preemptive rights, registration rights and other rights, as set forth in the applicable Investment Agreement between the Company and the Standby Purchaser, which may be triggered by the Stock Offerings. Each Standby Purchaser hereby agrees that the sale and purchase of the Private Placement Shares and Standby Shares in accordance with the terms of this Agreement shall be deemed to satisfy the Company’s obligations under the Investment Agreement with respect to any preemptive rights and subscription rights such Standby Purchaser may have had with respect to the Stock Offerings. For the avoidance of doubt, the Common Stock issued to the Standby Purchasers hereunder shall qualify as “Registrable Securities” as that term is defined by the respective Investment Agreements, and as such, shall have all of the rights provided to Registrable Securities and each Standby Purchaser shall have and may exercise all rights with respect to all shares of Common Stock purchased in the Private Placement and the Standby Offering, and otherwise in accordance with such Investment Agreements. This provision is limited only to the offer, sale and issuance by the Company of the Common Stock in the Stock Offerings, and is not a waiver of any other rights or for any other purposes or time.

(k)          Certain Governance Committee Reports.  The Governance Committee of the Company’s Board of Directors shall report to the directors on the progress being made with respect to seeking new directors.

8.           Conditions to Closing.

(a)           The obligations of each Standby Purchaser to surrender its Warrant and purchase Securities in the Private Placement, and to purchase Securities in the Standby Offering is subject to the satisfaction or written waiver by each Standby Purchaser of the following conditions prior to each Closing Date and the Company and each Standby Purchaser agree that no purchase of Securities may be consummated by any Standby Purchaser in connection with either the Private Placement or the Standby Offering absent the satisfaction or written waiver by each Standby Purchaser of the following conditions prior to each Closing Date:

(i)           The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on and as of the execution date hereof and on and as of such Closing Date as though made on and as of such Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to the Company (and except that representations and warranties made as of a specified date shall be true and correct as of such date);

(ii)           Subsequent to the execution and delivery of this Agreement and prior to such Closing Date, there shall not has been any Material Adverse Effect;

(iii)           The Company shall have performed and complied with in all material respects all agreements, covenants and conditions required by the this Agreement to be performed by it on or prior to such Closing Date (except that with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects);

(iv)           KPMG LLP (the “Accounting Firm”) shall have delivered to the Standby Purchasers an opinion, in the Accounting Firm’s customary form and on which the Standby Purchasers are permitted to rely (subject to the Standby Purchasers’ execution of reliance letters with the Accounting Firm pursuant to which the Standby Purchasers shall agree to the Accounting Firm’s standard terms and conditions), to the effect that based on the most current information available prior to First Closing Date as provided by the Company to the Accounting Firm, the consummation of the transactions contemplated by this Agreement should not cause an “ownership change” within the meaning of Section 382 of the Code;

(v)           All of the Standby Purchasers, the Company and the Escrow Agent shall have (i) executed and delivered the Escrow Agreement and (ii) the Escrow Agent shall have received from each of the Standby Purchasers prior to 5:00 pm (ET) on the Business Day immediately preceding such Closing Date escrow funds in an amount set forth in Schedule I;

(vi)           The Company shall have obtained the required Governmental Consents, state and regulatory approvals for the Stock Offerings on conditions reasonably satisfactory to the Company and consistent with the Company’s representations, warranties and covenants herein;

(vii)           The Governance Committee of the Board of Directors shall have taken reasonable steps to identify, consider and recommend in good faith four (4) independent candidates with relevant experience and qualifications for appointment as directors by the Board of Directors consistent with the Board of Directors’ resolutions as of the date hereof, and the Company shall have fully cooperated in seeking regulatory approval of such candidates;

(viii)            In the case of Carlyle and Anchorage, the purchase of Securities pursuant to this Agreement shall not require the filing of any application with the

Federal Reserve; and, in the case of CapGen, such Standby Purchaser shall have received from the Federal Reserve approval of the purchase of Common Stock pursuant to this Agreement; and

(ix)           The Company shall have delivered certificates representing the shares to be purchased by each Standby Purchaser.

(b)           The obligations of the Company to sell and issue Securities in the Stock Offerings are subject to the satisfaction or written waiver by the Company of the following conditions prior to the applicable Closing Date:

(i)           The representations and warranties of the Standby Purchaser set forth in Section 5 hereof shall be true and correct in all respects on and as of the execution date hereof and on and as of such Closing Date as though made on and as of such Closing Date except where the failure to be true and correct (without regard to any materiality qualifications contained therein) would not reasonably be likely to materially adversely affect the ability of such Standby Purchaser to perform its obligations hereunder;

(ii)           The Standby Purchaser shall have performed and complied with in all material respects all agreements, covenants and conditions required by this Agreement to be performed by it on or prior to such Closing Date (except that with respect to agreements, covenants and conditions that are qualified by materiality, the Standby Purchaser shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects); and

(iii)           With respect to the First Closing only, the Escrow Agent shall be prepared to deliver to the Company, against delivery by the Company of Securities in respect thereof, funds for the purchase of Private Placement Shares from the Standby Purchasers in a minimum aggregate amount of $50,000,000 versus delivery of certificates to each Standby Purchaser representing the shares to be purchased by each such Standby Purchaser hereunder.

(c)           The obligations of the Company and each of the Standby Purchasers to consummate the transactions contemplated hereunder are subject to the satisfaction or written waiver by the Company and each Standby Purchaser of the following conditions prior to each Closing Date and the Company and each Standby Purchaser agrees that no purchase of Securities may be consummated by any Standby Purchaser in connection with either the Private Placement or the Standby Offering absent the satisfaction or written waiver by each Standby Purchaser of the following conditions prior to each Closing Date:

(i)           No provision of any Law and no judgment, injunction, order or decree shall prohibit the applicable Closing or shall prohibit any Standby Purchaser from owning any Securities to be purchased pursuant to this Agreement;

(ii)           All Governmental Consents required to have been obtained at or prior to such Closing Date in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, and all statutory waiting periods, if any, shall have expired, without adverse action;

(iii)           No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or otherwise shall have been complied with;

(iv)           The Common Stock, including the Securities issued hereunder, (i) shall be approved for listing and quotation on the NASDAQ Stock Market and (ii) shall not have been suspended, as of such Closing Date, by the Commission or the NASDAQ Stock Market from trading on the NASDAQ Stock Market;

(v)           The Company shall have received approval of the Stockholder Proposals, including the amendment to the Company’s Articles of Incorporation,  and the Charter Amendment shall have been duly filed with the Commonwealth of Virginia State Corporation Commission and shall be in full force and effect; and

(vi)           With respect to the First Closing only, the aggregate gross proceeds to be received by the Company at such Closing shall be at least $50,000,000.

9.           Indemnification.

(a)           Indemnification by the Company.

(i)           Subject to Sections 9(a), 9(c) and 9(d), the Company shall indemnify, defend and hold harmless to the fullest extent permitted by Law each Standby Purchaser and its respective Affiliates, and their successors and assigns, officers, directors, partners, members, employees and agents, as applicable, (the “Standby Purchaser Indemnified Parties”) against, and reimburse any of the Standby Purchaser Indemnified Parties for all Losses that any of the Standby Purchaser Indemnified Parties may at any time suffer or incur, or become subject to as a result of or in connection with (A) the inaccuracy or breach of any representation or warranty made by the Company in this Agreement or as a result of or in connection with any breach or failure by the Company to perform any of their covenants or agreements contained in this Agreement, (B) any Action by any stockholders of the Company or any other Person relating to this Agreement or the documents contemplated hereby, or the transactions contemplated hereby and thereby and (C) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or Prospectus, as amended and supplemented, including all other documents filed as a part thereof or incorporated by reference, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)           Notwithstanding anything to the contrary contained herein, but subject to Section 9(f), the Company shall not be required to indemnify, defend or hold harmless any of the Standby Purchaser Indemnified Parties against, or reimburse any of the Standby Purchaser Indemnified Parties for any Losses pursuant to Section 9(a)(i)(A) (other than Losses arising out of the inaccuracy or breach of Sections 4(a) or 4(b)(i)) until the aggregate amount of the Standby Purchaser Indemnified Parties’ Losses for which the Standby Purchaser Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 9(a)(i) exceeds one percent (1)% of the respective Standby Purchaser’s aggregate purchase price paid to the Company pursuant to Section 2 hereof (the “Standby Purchaser Deductible”), after which the Company shall be obligated for all of the Standby Purchaser Indemnified Parties’ Losses for which the Standby Purchaser Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 9(a)(i)(A) that are in excess of such Standby Purchaser Deductible.  Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless the Standby Purchaser Indemnified Parties against, or reimburse the Standby Purchaser Indemnified Parties for, any Losses pursuant to Section 9(a)(i)(A) in a cumulative aggregate amount exceeding the aggregate purchase price paid by the respective Standby Purchaser pursuant to Section 2 hereof.

(iii)           For purposes of Section 9(a), in determining whether there has been a breach of a representation or warranty, the parties hereto shall ignore any “materiality,” “Material Adverse Effect,” or similar qualifications.

(b)           Indemnification by the Standby Purchasers.

(i)           Subject to Sections 9(b), 9(c) and 9(d), each Standby Purchaser shall, severally and not jointly, indemnify, defend and hold harmless to the fullest extent permitted by Law the Company against, and reimburse the Company for, all Losses that the Company may at any time suffer or incur, or become subject to (1) as a result of or in connection with the inaccuracy or breach of any representation or warranty made by such Standby Purchaser in this Agreement or (2) as a result of or in connection with any breach or failure by such Standby Purchaser to perform any of their covenants or agreements contained in this Agreement.

(ii)           Notwithstanding anything to the contrary contained herein, but subject to Section 9(f), no Standby Purchaser shall be required to indemnify, defend or hold harmless the Company against, or reimburse the Company (1) for Losses for which the Company would be required to indemnify the Standby Purchaser Indemnified Parties pursuant to Section 9(a)(i), or (2) for any Losses pursuant to Section 9(b)(i)(1) until the aggregate amount of the Company’s Losses for which the

Company are finally determined to be otherwise entitled to indemnification under Section 9(b)(i)(1) exceeds one percent (1)% of the respective Standby Purchaser’s aggregate purchase price paid to the Company pursuant to Section 2 hereof (the “Company Deductible”), after which the respective Standby Purchaser shall be obligated for all of the Company’s Losses for which the Company is finally determined to be otherwise entitled to indemnification under Section 9(b)(i)(1) that are in excess of such Company Deductible.  Notwithstanding anything to the contrary contained herein, no Standby Purchaser shall be required to indemnify, defend or hold harmless the Company against, or reimburse the Company for, any Losses pursuant to Section 9(b)(i)(1) in a cumulative aggregate amount exceeding the aggregate purchase paid by the respective Standby Purchaser to the Company pursuant to Section 2 hereof.

(c)           Notification of Claims.

(i)           Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought hereunder, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(ii)           Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9(c)(i) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at the Indemnifying Party’s expense (except that the Indemnifying party shall only be liable for the reasonable fees and expenses of one law firm for all of the Indemnified Parties).  The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence.  The Company or the Standby Purchasers (as the case may be) shall, and shall cause each of their Affiliates and representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete, unconditional and irrevocable release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim.  The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(iii)           In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9(c)(i) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this agreement.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

(d)           Indemnification Payment.  In the event a claim or any Action for indemnification hereunder has been finally determined, the amount of such final determination shall be paid (a) if the Indemnified Party is a Standby Purchaser, by the Company to the Indemnified Party and (b) if the Indemnified Party is the Company, by the respective applicable Standby Purchaser, severally and not jointly, to the Indemnified Party, in each case on demand in immediately available funds; provided, however, that any reasonable and documented out-of-pocket expenses incurred by the Indemnified Party as a result of such claim or Action shall be reimbursed promptly by the Indemnifying Party upon receipt of an invoice describing such costs incurred by the Indemnified Party.  A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Agreement when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable governmental order has been entered into with respect to such claim or Action.  Any indemnification payment made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Subscription Price, except as otherwise required by law.

(e)           No Additional Representations.  Except as set forth in this Agreement, the Company and its representatives make no representation or warranty, expressed or implied, at law or in equity, in respect of the Company or the Company’s business or prospects; and any and all other representations and warranties made by the Company or its representatives are deemed to have been superseded by this Agreement and do not survive.  Each Standby Purchaser acknowledges and agrees that it is relying solely on its own investigations and the representations and warranties contained in this Agreement in deciding to enter into this Agreement and consummate the Closings.

(f)           Liquidated Damages.  Notwithstanding anything to the contrary in this Section 9, if the conditions to closing set forth in Section 8(a) have been satisfied (or have been waived by such Standby Purchaser), but such Standby Purchaser has not deposited timely into the Escrow Fund such Standby Purchaser’s aggregate purchase price for the shares of Common Stock to be purchased by such Standby Purchaser at a particular Closing, such Standby Purchaser shall, as liquidated damages, (i) promptly pay an amount in cash equal to $2,500,000 to the Company as liquidated damages for breach of such Standby Purchaser’s obligation to purchase shares at such Closing (such payment, a “Liquidated Damages Payment”), and (ii) it shall be deemed to have waived its preemptive rights as set forth in the Investment Agreement for a period of nine (9) months or, if sooner, such time as the Company has otherwise raised up to aggregate gross proceeds of $95 million in transactions to which such preemptive rights would have applied and it shall have no rights to (A) receive a Commitment Fee under Section 6(b) or (B) receive reimbursement of expenses pursuant to Section 14. The Liquidated Damages Payment and waiver of preemptive rights described in clauses (i) and (ii) of this Section 9(f) shall be the Company’s sole and exclusive remedy for damages (including any consequential damages) relating to, arising from or in connection with such breach by the Standby Purchaser. If a Standby Purchaser makes or is required to make the Liquidated Damages Payment, no Standby Purchaser shall have any obligation to close on any Closing under this Agreement.

10.           Termination.

(a)           This Agreement may be terminated:

(i)           By mutual written agreement of the Company and all of the Standby Purchasers;

(ii)           By any party, upon written notice to the other parties, in the event that the First Closing does not occur on or before June 30, 2012; provided, however, that this date shall be extended for sixty (60) days to the extent required to obtain required Governmental Consents or the approval of the Stockholder Proposals, and provided further, however, that the right to terminate this Agreement pursuant to this Section 10(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such First Closing to occur on or prior to such date;

(iii)           At any time prior to the Final Closing Date, if there is a material breach of this Agreement by the other party that is not cured within fifteen (15) days after the non-breaching party has delivered written notice to all of the other parties of such breach;

(iv)           By any party, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactionscontemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable.

(b)           Prior to the First Closing, this Agreement may be terminated by the Company in the event that the Company determines that it is not in the best interests of the Company and its shareholders to go forward with the Stock Offerings.  The Company and the Standby Purchasers hereby agree that any termination of this Agreement pursuant to this Section 9(b) shall be without liability of the Company, other than its expense reimbursement obligations pursuant to Section 14, which expenses shall be paid promptly upon such termination.

11.           Survival.  The representations and warranties of the Company and the Standby Purchasers contained in this Agreement or in any certificate delivered hereunder shall survive each Closing hereunder and the purchase and delivery of the Securities.

12.           Notices.  All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by telecopy or in person, (b) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

If to the Company:

Hampton Roads Bankshares, Inc.
999 Waterside Drive, Suite 200
Norfolk, Virginia 23510
Attention:	Douglas J. Glenn
President and Chief Executive Officer
Telephone: (757) 217-3634
Facsimile: (757) 217-3656
Email: dglenn@bofhr.com

With a copy to:

Williams Mullen, P.C.
999 Waterside Drive, Suite 1700
Norfolk, Virginia 23510
Attention: William A. Old, Jr.
Telephone: (757) 629-0613
Facsimile: (757) 629-0660
Email: wold@williamsmullen.com

If to the Standby Purchasers:

To the address of each Standby Purchaser
set forth on the signature page of such Standby Purchaser.

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 12.

13.           Assignment.  This Agreement may not be assigned or transferred by any of the parties hereto.

14.           Expenses.  At each Closing, or upon receipt of a Liquidated Damages Payment, the Company shall reimburse promptly each of the Standby Purchasers who have deposited their Subscription payments with the Escrow Fund or who are not required to make a Liquidated Damages Payment, upon receipt of invoices from such Standby Purchaser, for all reasonable and documented out-of-pocket expenses incurred by such Standby Purchaser and its Affiliates in connection with its due diligence investigation of the Company and the transactions contemplated by this Agreement, the preparation, negotiation and enforcement of the this Agreement and any documents provided for hereby, and the filing or pursuit of any Governmental Consent required in connection with the foregoing (including, but not limited to, all reasonable, documented out-of-pocket fees and expenses of attorneys, consultants, accounting, financial and other advisors) incurred by or on behalf of such Standby Purchaser or its Affiliates in connection with the transactions contemplated hereby.  Except as provided in the foregoing sentence, each party will pay their own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

15.           Entire Agreement.  Except as specifically set forth herein, the Company and each of the Standby Purchasers agree to be bound by the terms of their respective non-disclosure agreements, entered into by and between the Company and each of the Standby Purchasers prior to the date hereof (each, a “Non-Disclosure Agreement, collectively, the “Non-Disclosure Agreements”), which Non-Disclosure Agreements are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of their respective Non-Disclosure Agreement.  The Company and each Standby Purchaser agree that such Non-Disclosure Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.  The Non-Disclosure Agreements and this Agreement embody the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein or in the Non-Disclosure Agreements, with respect to the standby purchase commitments or with respect to the Securities and the New Shares.  Other than with respect to matters set forth or referred to in the Non-Disclosure Agreements, this Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

16.           Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by the Company in accordance with the terms hereof, and that, prior to the termination of this Agreement pursuant to Section 10, the Standby Purchasers shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the performance of the terms and provisions hereof, this being in addition to any other remedies to which they are entitled at law or equity.  The Company acknowledges and agrees that it shall not be entitled to seek an injunction to prevent breaches of, or to enforce specifically the performance of, any term of this Agreement by any Standby Purchaser except to enforce the payment of a Liquidated Damages Payment, and that, except for the Liquidated Damages Payment, the Company’s sole and exclusive remedy with respect thereto shall be the indemnification provisions set forth in Section 9.

17.           No-Recourse.  This Agreement may only be enforced against the named parties hereto.  All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of any of the Standby Purchasers or any other party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby.

18.           Amendment and Waivers.  Subject to Section 8, the conditions to each party’s obligation to consummate the Closings are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Law.  No amendment or waiver of any provision of this Agreement will be effective against any party hereto unless it is in a writing signed by a duly authorized officer of such party that makes express reference to the provision or provisions subject to such amendment or waiver.

19.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby).

20.           Severability.  If any provision of this Agreement or the application thereof to any person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to affect the original intent of the parties.

21.           Extension or Modification of Rights Offering.  The Company may (a) waive irregularities in the manner of the exercise of the Rights, and (b) waive conditions relating to the method (but not the timing) of the exercise of the Rights, in each case, to the extent that such waiver does not adversely affect the interests of the Standby Purchasers.

22.           Miscellaneous.

(a)           The Company shall not after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Standby Purchasers in this Agreement.

(b)           The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

(c)           For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile or other electronic transmission and such facsimiles or other electronic transmissions will be deemed as sufficient as if actual signature pages had been delivered.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY

HAMPTON ROADS BANKSHARES, INC.,
a Virginia corporation

By:	/s/ Douglas J. Glenn
Name Douglas J. Glenn
Title: President and Chief Executive Officer

[Signature Page to Standby Purchase Agreement]

STANDBY PURCHASER

CARLYLE FINANCIAL SERVICES HARBOR, L.P.
By:	TCG Financial Services, L.P.,
its general partner

By:	Carlyle Financial Services, LTD.,
its general partner

By:	/s/ Randal K. Quarles
Name: Randal K. Quarles
Title: Managing Director

Address for Notice:

c/o The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, DC 20004
Attention: Keith Taylor
Telephone: (202) 729-5412
Facsimile: (202) 527-0493
Email: keith.taylor@carlyle.com

With a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Maripat Alpuche
Telephone: (212) 455-2000
Fax: (212) 455-2502
Email: malpuche@stblaw.com

[Signature Page to Standby Purchase Agreement]

STANDBY PURCHASER

CAPGEN CAPITAL GROUP VI LP,
a

By:	/s/ John Sullivan
Name: John Sullivan
Title: Managing Director

Address for Notice:

1185 Avenue of the Americas
Suite 2000
New York, NY 10036
Attention: John Sullivan
Telephone: (212) 542-6869
Facsimile: (516) 746-5680
Email: jsullivan@capgen.com

With a copy to:

Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, GA 30309
Attention: Ralph F. MacDonald, III
Telephone: (404) 581-8622
Facsimile: (404) 581-8330
Email: cmacdonald@jonesday.com

[Signature Page to Standby Purchase Agreement]

STANDBY PURCHASER

ACMO-HR, L.L.C.

By:	Anchorage Capital Offshore, Ltd., its sole
member

By:	Anchorage Capital Group, L.L.C.,
its investment manager

By:	/s/ Michael Aglialoro
Name: Michael Aglialoro
Title: Executive Vice President

Address for Notice:

610 Broadway, 6th floor
New York, NY 10012
Attention:  Hal Goltz
Telephone:  (212) 432-4600
Facsimile:  (212) 432-4601
Email:  hgoltz@anchoragecap.com

With a copy to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attention:  Thomas C. Janson
Telephone:  (212) 530-5000
Facsimile:  (212) 530-5219
Email:  tjanson@milbank.com

[Signature Page to Standby Purchase Agreement]

SCHEDULE I

PART A: Amount and Allocation of the Commitment Amounts

$50 Million First Closing of Private Placement –

Subject to the terms and conditions of the Agreement, at the First Closing, Carlyle Financial Services Harbor, L.P. (“Carlyle”), ACMO-HR, L.L.C. (“Anchorage”), and CapGen Capital Group VI LP (“CapGen”) shall purchase at the Subscription Price per share, severally and not jointly, the respective aggregate number of shares of Common Stock for the respective aggregate subscription amount, as follows (such aggregate subscription amount, the “First Closing Commitment Amount”):

	Aggregate Subscription Amount to be Paid	Shares of Common Stock
Carlyle	$12,964,523	18,520,747
Anchorage	$13,438,202	19,197,431
CapGen	$23,597,276	33,710,394

Standby Purchases in Private Placement following Rights Offering –

Subject to the terms and conditions of the Agreement, the Company shall sell and Carlyle, Anchorage, and CapGen shall purchase, severally and not jointly, the respective shares of Common Stock at the Subscription Price per share (such aggregate subscription amount, the “Final Closing Commitment Amount”), as shown on (or in the case of share or dollar amounts not expressly included in such schedule, interpolated based on) the chart attached as Exhibit 1 to this Schedule I.

PART B: Closing Mechanics

Private Placement Closings Generally; First Closing

The First Closing shall occur at 10:00 a.m. (Eastern Time) on the first Business Day after the satisfaction or waiver of the conditions to the First Closing set forth in Section 8 of the Agreement or at such other date and time as the Company and the Standby Purchasers shall agree in writing. Subject to the foregoing, the First Closing shall occur as soon as practicable after receipt of all necessary regulatory approvals and approval of the Stockholder Proposals. The Company shall give the Standby Purchasers at least twelve (12) Business Days’ prior notice of the First Closing.

No later than 5:00 p.m. (Eastern Time) on the Business Day immediately preceding each Closing, each Standby Purchaser shall deposit into the Escrow Fund, the aggregate purchase price for the shares of Common Stock to be purchased at such Closing by such Standby Purchaser under Part A of this Schedule I, by delivery of immediately available United States funds to the Escrow Agent as described in Section 3 of the Agreement.

Payment of the aggregate Subscription Price with respect to the purchase of shares of Common Stock at each Closing shall be made to the Company by each Standby Purchaser (via the Escrow Fund) against delivery by the Company of certificates in good delivery form representing the appropriate number of shares of Common Stock to be purchased at that Closing by each Standby Purchaser. Payment of the aggregate Subscription Price referenced in the immediately preceding sentence shall be made through a disbursement by the Escrow Agent from the Escrow Fund to the Company after all applicable conditions contained in Section 8 of this Agreement have been satisfied or waived by the relevant parties for such First Closing.

Immediately following the payments and deliveries specified in the two immediately preceding paragraphs with respect to the First Closing, the Escrow Agent shall deliver the Warrants, which shall have been cancelled upon such First Closing pursuant to Section 7(i) of the Agreement, via overnight courier to the address of the Company set forth in Section 12 hereof.

Final Closing with Standby Purchasers

No later than the third Business Day following the Rights Offering Expiration Date, the Company shall give notice (the “Standby Offering Notice”) to each of the Standby Purchasers of (1) the aggregate subscription funds to be received by or on behalf of the Company in the Rights Offering from holders of the Company’s Common Stock as of the Record Date other than the Standby Purchasers (the “Other Shareholders”) and (2) the calculation made in accordance with Part A of this Schedule I of the number of Standby Shares to be purchased and the amount and aggregate Subscription Price to be paid, by each Standby Purchaser in the Final Closing. The Final Closing shall occur as soon as practicable after the closing of the Rights Offering at 10:00 a.m. (Eastern Time) but in no event later than the latest to occur of (i) the twelfth Business Day after the satisfaction or waiver of the conditions to the Final Closing set forth in Section 8 of the Agreement or (ii) the fifteenth Business Day after the Rights Offering Expiration Date, or at such other date and time as the Company and the Standby Purchasers shall agree in writing.

Miscellaneous

This Schedule and the attachments hereto are part of and are incorporated into the Agreement to which these are attached, and can be amended or changed only as provided for any other amendment of the Agreement.  Capitalized terms used but not defined in this Schedule and attachments shall have the same meanings as in the text of the Agreement.

Exhibit 1

[See following page]

Transaction Structure - Final

Summary of Allocations Based on Varying Participation from Other Shareholders - $0.70 Offer Price / Share; $50mm PIPE; $80mm - $95mm Raise

				Others'	Others'
Private Placement Allocation			Gross	Participation	Participation	Unallocated	Allocation to
Carlyle	Anchorage	Capgen	Proceeds	(%)	($)	Dollars	Carlyle	Anchorage	Capgen

$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	0.00%	$0.00	$45,000,000.00	$7,466,400.00	$7,466,400.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	1.00%	$950,000.00	$44,050,000.00	$7,937,600.00	$7,937,600.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	2.00%	$1,900,000.00	$43,100,000.00	$8,408,800.00	$8,408,800.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	3.00%	$2,850,000.00	$42,150,000.00	$8,880,000.00	$8,880,000.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	4.00%	$3,800,000.00	$41,200,000.00	$9,351,200.00	$9,351,200.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	5.00%	$4,750,000.00	$40,250,000.00	$9,822,400.00	$9,822,400.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	6.00%	$5,700,000.00	$39,300,000.00	$10,293,700.00	$10,293,700.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	7.00%	$6,650,000.00	$38,350,000.00	$10,765,000.00	$10,765,000.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	7.93%	$7,537,277.20	$37,462,722.80	$11,205,000.00	$11,205,000.00	$15,052,723
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	9.00%	$8,550,000.00	$36,450,000.00	$11,205,000.00	$11,205,000.00	$14,040,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	10.00%	$9,500,000.00	$35,500,000.00	$11,205,000.00	$11,205,000.00	$13,090,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	11.00%	$10,450,000.00	$34,550,000.00	$11,205,000.00	$11,205,000.00	$12,140,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	12.00%	$11,400,000.00	$33,600,000.00	$11,205,000.00	$11,205,000.00	$11,190,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	13.00%	$12,350,000.00	$32,650,000.00	$11,205,000.00	$11,205,000.00	$10,240,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	14.00%	$13,300,000.00	$31,700,000.00	$11,205,000.00	$11,205,000.00	$9,290,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	15.00%	$14,250,000.00	$30,750,000.00	$11,205,000.00	$11,205,000.00	$8,340,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	16.00%	$15,200,000.00	$29,800,000.00	$11,205,000.00	$11,205,000.00	$7,390,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	17.00%	$16,150,000.00	$28,850,000.00	$11,205,000.00	$11,205,000.00	$6,440,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	18.05%	$17,150,905.75	$27,849,094.25	$11,205,000.00	$11,205,000.00	$5,439,094
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	19.00%	$18,050,000.00	$26,950,000.00	$11,205,000.00	$11,205,000.00	$4,540,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	20.00%	$19,000,000.00	$26,000,000.00	$11,205,000.00	$11,205,000.00	$3,590,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	21.00%	$19,950,000.00	$25,050,000.00	$11,205,000.00	$11,205,000.00	$2,640,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	22.00%	$20,900,000.00	$24,100,000.00	$11,205,000.00	$11,205,000.00	$1,690,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	23.00%	$21,850,000.00	$23,150,000.00	$11,205,000.00	$11,205,000.00	$740,000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	24.00%	$22,800,000.00	$22,200,000.00	$11,205,000.00	$10,995,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	25.00%	$23,750,000.00	$21,250,000.00	$11,050,000.00	$10,200,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	26.00%	$24,700,000.00	$20,300,000.00	$10,962,000.00	$9,338,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	27.00%	$25,650,000.00	$19,350,000.00	$10,449,000.00	$8,901,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	28.00%	$26,600,000.00	$18,400,000.00	$10,304,000.00	$8,096,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	29.00%	$27,550,000.00	$17,450,000.00	$9,772,000.00	$7,678,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	30.00%	$28,500,000.00	$16,500,000.00	$9,240,000.00	$7,260,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	31.00%	$29,450,000.00	$15,550,000.00	$9,019,000.00	$6,531,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	31.50%	$29,925,000.00	$15,075,000.00	$8,743,500.00	$6,331,500.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	32.00%	$30,400,000.00	$14,600,000.00	$8,468,000.00	$6,132,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	33.00%	$31,350,000.00	$13,650,000.00	$7,917,000.00	$5,733,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	34.00%	$32,300,000.00	$12,700,000.00	$7,366,000.00	$5,334,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	35.00%	$33,250,000.00	$11,750,000.00	$6,815,000.00	$4,935,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	36.00%	$34,200,000.00	$10,800,000.00	$6,264,000.00	$4,536,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	37.00%	$35,150,000.00	$9,850,000.00	$5,713,000.00	$4,137,000.00	$0.0000
$12,964,522	$13,438,201	$23,597,277	$50,000,000.00	38.93%	$36,983,714.02	$8,016,286.68	$4,649,446.27	$3,366,840.40	$0.0000

Investment From				Required	Gross	Pro Forma Ownership
Carlyle	Anchorage	Capgen	Other	Sub Debt	Proceeds	Carlyle	Anchorage	Capgen	Other

$20,430,922	$20,904,601	$38,649,999	$0	$0	$79,985,522	24.9000%	24.9000%	41.2%	9.0%
$20,902,122	$21,375,801	$38,649,999	$950,000	$0	$81,877,922	24.9000%	24.9000%	40.4%	9.8%
$21,373,322	$21,847,001	$38,649,999	$1,900,000	$0	$83,770,322	24.9000%	24.9000%	39.7%	10.5%
$21,844,522	$22,318,201	$38,649,999	$2,850,000	$0	$85,662,722	24.9000%	24.9000%	39.0%	11.2%
$22,315,722	$22,789,401	$38,649,999	$3,800,000	$0	$87,555,122	24.9000%	24.9000%	38.4%	11.8%
$22,786,922	$23,260,601	$38,649,999	$4,750,000	$0	$89,447,522	24.9000%	24.9000%	37.7%	12.5%
$23,258,222	$23,731,901	$38,649,999	$5,700,000	$0	$91,340,122	24.9000%	24.9000%	37.1%	13.1%
$23,729,522	$24,203,201	$38,649,999	$6,650,000	$0	$93,232,722	24.9000%	24.9000%	36.5%	13.7%
$24,169,522	$24,643,201	$38,649,999	$7,537,277	$0	$95,000,000	24.9000%	24.9000%	36.0%	14.2%
$24,169,522	$24,643,201	$37,637,277	$8,550,000	$0	$95,000,000	24.9000%	24.9000%	35.1%	15.1%
$24,169,522	$24,643,201	$36,687,277	$9,500,000	$0	$95,000,000	24.9000%	24.9000%	34.3%	15.9%
$24,169,522	$24,643,201	$35,737,277	$10,450,000	$0	$95,000,000	24.9000%	24.9000%	33.5%	16.7%
$24,169,522	$24,643,201	$34,787,277	$11,400,000	$0	$95,000,000	24.9000%	24.9000%	32.7%	17.5%
$24,169,522	$24,643,201	$33,837,277	$12,350,000	$0	$95,000,000	24.9000%	24.9000%	31.9%	18.3%
$24,169,522	$24,643,201	$32,887,277	$13,300,000	$0	$95,000,000	24.9000%	24.9000%	31.1%	19.1%
$24,169,522	$24,643,201	$31,937,277	$14,250,000	$0	$95,000,000	24.9000%	24.9000%	30.3%	19.9%
$24,169,522	$24,643,201	$30,987,277	$15,200,000	$0	$95,000,000	24.9000%	24.9000%	29.5%	20.7%
$24,169,522	$24,643,201	$30,037,277	$16,150,000	$0	$95,000,000	24.9000%	24.9000%	28.7%	21.5%
$24,169,522	$24,643,201	$29,036,371	$17,150,906	$0	$95,000,000	24.9000%	24.9000%	27.9%	22.3%
$24,169,522	$24,643,201	$28,137,277	$18,050,000	$0	$95,000,000	24.9000%	24.9000%	27.2%	23.0%
$24,169,522	$24,643,201	$27,187,277	$19,000,000	$0	$95,000,000	24.9000%	24.9000%	26.4%	23.8%
$24,169,522	$24,643,201	$26,237,277	$19,950,000	$0	$95,000,000	24.9000%	24.9000%	25.6%	24.6%
$24,169,522	$24,643,201	$25,287,277	$20,900,000	$0	$95,000,000	24.9000%	24.9000%	24.8%	25.4%
$24,169,522	$24,643,201	$24,337,277	$21,850,000	$0	$95,000,000	24.9000%	24.9000%	24.0%	26.2%
$24,169,522	$24,433,201	$23,597,277	$22,800,000	$0	$95,000,000	24.9000%	24.7238%	23.3%	27.0%
$24,014,522	$23,638,201	$23,597,277	$23,750,000	$0	$95,000,000	24.7700%	24.0568%	23.3%	27.8%
$23,926,522	$22,776,201	$23,597,277	$24,700,000	$0	$95,000,000	24.6961%	23.3336%	23.3%	28.6%
$23,413,522	$22,339,201	$23,597,277	$25,650,000	$0	$95,000,000	24.2657%	22.9670%	23.3%	29.4%
$23,268,522	$21,534,201	$23,597,277	$26,600,000	$0	$95,000,000	24.1441%	22.2916%	23.3%	30.2%
$22,736,522	$21,116,201	$23,597,277	$27,550,000	$0	$95,000,000	23.6977%	21.9409%	23.3%	31.0%
$22,204,522	$20,698,201	$23,597,277	$28,500,000	$0	$95,000,000	23.2514%	21.5902%	23.3%	31.8%
$21,983,522	$19,969,201	$23,597,277	$29,450,000	$0	$95,000,000	23.0660%	20.9786%	23.3%	32.6%
$21,708,022	$19,769,701	$23,597,277	$29,925,000	$0	$95,000,000	22.8349%	20.8112%	23.3%	33.0%
$21,432,522	$19,570,201	$23,597,277	$30,400,000	$0	$95,000,000	22.6037%	20.6439%	23.3%	33.4%
$20,881,522	$19,171,201	$23,597,277	$31,350,000	$0	$95,000,000	22.1414%	20.3091%	23.3%	34.2%
$20,330,522	$18,772,201	$23,597,277	$32,300,000	$0	$95,000,000	21.6792%	19.9744%	23.3%	35.0%
$19,779,522	$18,373,201	$23,597,277	$33,250,000	$0	$95,000,000	21.2169%	19.6396%	23.3%	35.8%
$19,228,522	$17,974,201	$23,597,277	$34,200,000	$0	$95,000,000	20.7546%	19.3049%	23.3%	36.6%
$18,677,522	$17,575,201	$23,597,277	$35,150,000	$0	$95,000,000	20.2923%	18.9701%	23.3%	37.4%
$17,613,968	$16,805,041	$23,597,277	$36,983,714	$0	$95,000,000	19.4000%	18.3240%	23.3%	38.9%

SCHEDULE II

Amendment to Articles of Incorporation

Article VIII of the Company’s Articles of Incorporation shall be amended and restated in its entirety as follows:

“Any amendment to the Corporation’s Articles of Incorporation, a plan of merger or exchange, a transaction involving the sale of all substantially all of the Corporation’s assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present. However, nothing in this Article VIII shall require a vote of the shareholders to approve any action in circumstances where the Virginia Stock Corporation Act permits the Board of Directors to take action without a shareholder vote.”